Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Numbers 333-132016 and 333-77573 on Form S-8) pertaining to the Ameritrade Holding Corporation Associates’ 401(k) Profit Sharing Plan of our report dated June 16, 2006, with respect to the financial statements and schedule of the Ameritrade Holding Corporation Associates 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.
/s/ ERNST & YOUNG LLP
Kansas City, Missouri
June 16, 2006